Exhibit 10.2

AGREEMENT AND WAIVER OF PURCHASER

This Agreement and Waiver (this “Agreement”) is made and entered as of the 21st day of March, 2011, by and among Merisel, Inc., a Delaware corporation (the “Company”) and
Saint’s Capital VI, L.P., a Delaware limited partnership (“Purchaser”).

WHEREAS, the Company and Phoenix Acquisition Company II, L.L.C., a Delaware limited liability company (“Phoenix”), are parties to a certain Redemption Agreement, dated as of January 19, 2011 (the “Redemption Agreement”); and

WHEREAS, in accordance with Sections 5.03 (b) of the Redemption Agreement, Phoenix agreed that if it or any Phoenix Representative, as defined in the Redemption Agreement, enters into an agreement with any third party for the purchase and sale or other transfer of the common stock of the Company owned by Phoenix (the “Common Stock”) or the Series A Preferred Stock of the Company (the “Preferred Stock”) that, as a condition precedent to such transfer, such third party shall enter into a written agreement with the Company pursuant to which such third party shall agree to the terms of Section 5.03(b) of the Redemption Agreement; and

WHEREAS, in accordance with Section 5.03 (c) of the Redemption Agreement, Phoenix agreed that if it or any Phoenix Representative enters into any agreement with any third party for the purchase and sale or other transfer of the Preferred Stock that, as a condition precedent to such transfer, such third party shall enter into an agreement with the Company pursuant to which such third party shall agree to waive any rights pursuant to Section 6(f) of the Certificate of Designation governing the Preferred Stock (the “Certificate of Designation”) with respect to any transfer by Phoenix or any Phoenix Representative of the Common Stock held by Phoenix; and

WHEREAS, Purchaser has entered into a Stock Purchase Agreement with Phoenix dated February 18, 2011 (the “Stock Purchase Agreement”)  for the purchase of all of the Preferred Stock and the Common Stock held by Phoenix and any Phoenix Representative and wishes to agree to the restrictions described in Sections 5.03(b) and 5.03(c) of the Redemption Agreement;

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

AGREEMENTS

Section 1.   Definitions.  Defined terms used herein and not otherwise defined shall have the meanings set forth in the Redemption Agreement, as amended or in the Certificate of Designation, as applicable.

Section 2.   Agreement as to Tender Offer Price.   Purchaser agrees that for the period beginning from the date hereof and ending on February 4, 2013, neither it nor any Affiliate shall commence any tender offer in respect of any outstanding shares of common stock, par value $.01 per share of the Company for a purchase price of less than $1.25 per share.  Purchaser further agrees that in the event it shall violate this Section 2, its purchase of shares in the non-complying tender offer shall be null and void, and the Company shall have the right to instruct its transfer agent or any similar trust company, bank or financial institution maintaining the records of the Company’s stockholders to not transfer any share of Common Stock purchased subject to such invalid sale or transfer.

Section 3.   Waiver of Certain Rights under Section 6(f) of the Certificate of Designation.  Purchaser or any Affiliate that holds any Preferred Stock acquired from Phoenix or any Phoenix Representative hereby waives any rights that it or such Affiliate may have pursuant to Section 6(f) of the Certificate of Designation to receive a Change of Control Notice or to compel redemption by the Company of such Preferred Stock upon the occurrence of the Change of Control caused by the sale and transfer by Phoenix or any Phoenix Representative of the Common Stock held by Phoenix to Purchaser pursuant to the Stock Purchase Agreement.

Section 4.   Obligations of the Company.  The Company agrees that upon the consummation by Purchaser and Phoenix of the transactions contemplated by the Stock Purchase Agreement and the execution and delivery of this Agreement the Company shall recognize Purchaser as holder of record of the Common Stock and Preferred Stock described in the Stock Purchase Agreement and shall promptly execute and deliver the form of Assignment and Assumption Agreement attached to the Stock Purchase Agreement.

Section 5.   Separate Purchasers.    This Agreement shall apply only to the Common Stock and/or Preferred Stock acquired by the Purchaser and its Affiliates; to the extent that there are multiple purchasers of Common Stock and/or Preferred Stock held by Phoenix, each such purchaser shall enter into a separate agreement and no individual purchaser shall be liable for the obligations of any other purchaser.

Section 6.  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6):

(a)	if to Purchaser:

	Name:	Saints Capital VI, L.P.
	Address:	475 Sansome Street, Suite 1850 San Francisco, CA 94111
	Telephone No;	415.773.2080
	Facsimile No:	415.835.5970
	Attention:	Ken Sawyer

with a copy to (which copy shall not constitute notice):

	Name:	Venture Tech Law
	Address:	154 Ricardo Ave. Piedmont CA 94611
	Email:	jason@venturetechlaw.com
	Attention:	Jason Altieri

(b)	if to the Company

Merisel, Inc.
127 West 30th Street
5th Floor
New York, NY 10001
Attention: Donald R. Uzzi and Victor L. Cisario
E-mail: donald.uzzi@merisel.com and victor.cisario@merisel.com with a copy (which copy shall not constitute notice):

Rosner & Napierala LLP
26 Broadway-22nd Floor
New York, NY 10004-1808
Facsimile No: (212) 785-5203
Email: nnapierala@rmnllp.com
Attention: Natalie A. Napierala, Esq.

Section 7.   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.      Counterparts.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.     Titles.   The titles of the Sections of this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 10.   Governing Law.   This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable conflicts of law.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company:

MERISEL, INC.

By:	/s/ Donald R. Uzzi
Name: Donald R. Uzzi
Title: Chairman of the Board, Chief Executive Officer and President

Purchaser:

Saints Capital VI, L.P.

By Saints Capital VI, LLC, its general partner

By:	/s/ Ken Sawyer
Name: Ken Sawyer
Title: Managing Member

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